UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 18, 2011
(Date of earliest event reported)
HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or Other Jurisdiction of incorporation)	001-15141 (Commission File No.)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of Principal Executive Offices)	49464 (Zip Code)
(616) 654-3000
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On November 18, 2011, Herman Miller, Inc. (the “Company”) entered into an amendment and restatement of an existing unsecured credit facility (the “Agreement”). The Agreement, which expires on November 18, 2016, provides the Company with up to $150 million in revolving variable interest borrowing capacity. In addition, the Agreement includes an “accordion feature” allowing the Company to increase, at its option and subject to the approval of the participating banks, the aggregate borrowing capacity of the facility by up to $75 million. As of November 18, 2011, the unused borrowing capacity available to the Company under the Agreement totaled $140.1 million; with the only usage being from outstanding letters of credit.

Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A. served as joint lead arrangers of the Agreement. Borrowings under the Agreement may be used to refinance existing debt, provide working capital, or for other general corporate purposes. The Agreement is attached to this report as Exhibit 10.1 and is incorporated in this Item 2.03 by reference. The foregoing description is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01.    Financial Statements and Exhibits.
Exhibits.
10.1    Second Amended and Restated Credit Agreement dated as of November 18, 2011 among Herman Miller, Inc., Subsidiary Borrowers, various lenders, Wells Fargo Bank, National Association, as Administrative Agent, and JPMorgan Chase Bank N.A. as Syndication Agent

SIGNATURE
        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 18, 2011	HERMAN MILLER, INC.
(Registrant)
	By:	/s/ Gregory J. Bylsma Gregory J. Bylsma
Chief Financial Officer (Principal Accounting Officer and Duly Authorized Signatory for Registrant)